Exhibit 99.1

Investor Contact:	Company Contact:
Dennis Walsh, Vice President	Thomas W. Bennet, Jr., CFO
Sharon Merrill	(978) 970-5600
(617) 542-5300	tbennet@trcsolutions.com
trr@investorrelations.com

TRC Announces Fourth-Quarter and Fiscal Year 2014 Financial Results
Strong Demand Drives 11% NSR and 13% Operating Income Growth for Fiscal 2014

Lowell, MA, September 10, 2014 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, announced today financial results for the three months and fiscal year ended June 30, 2014.

Financial Highlights

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
(In millions, except per share data)	2014	2013	2014	2013

Net service revenue (1)	$94.5	$86.9	$355.0	$320.4
Insurance recoverables and other income	$0.3	$0.8	$17.9	$4.5
Operating income	$9.0	$6.2	$20.9	$18.6
Federal and state income tax (provision) benefit (2)	$(3.9)	$18.7	$(8.7)	$18.0
Net income applicable to TRC Companies, Inc.	$5.0	$24.8	$12.1	$36.3
Diluted earnings per common share (2)	$0.17	$0.83	$0.40	$1.23
Diluted weighted-average common shares outstanding	30.3	29.8	30.1	29.6

(1) The Company believes net service revenue (NSR) best reflects the value of services provided and is the most meaningful indicator of revenue performance.
(2) The three months and year ended June 30, 2013 were impacted by the release of a deferred tax asset valuation allowance which significantly increased net income and earnings per share.

Comments on the Results

“Our fourth quarter and fiscal 2014 NSR growth was driven by strong demand across all three of our segments. Organic and acquisition-related growth was evenly balanced for the year at 51% and 49%, respectively,” said Chris Vincze Chairman and Chief Executive Officer.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

“In the fourth quarter of fiscal 2014, NSR was up 9% compared to the same period of fiscal 2013, while operating income was up 45%. For the full fiscal year, NSR was up 11% and operating income was up 13%. Comparative net income was significantly impacted by taxes. In fiscal 2013 we recorded a tax benefit of $18.0 million due to the release of our deferred tax asset valuation allowance, whereas in fiscal 2014 we recorded a tax provision of $8.7 million.

“Our Energy segment continues to drive top-line growth, primarily due to geographic expansion, increased demand for testing and commissioning services, and continued investment by utility customers in transmission and distribution system improvements. Segment NSR increased 18% for the fourth quarter and 21% for the full year compared to the prior fiscal year, while profit was up 11% in the fourth quarter and 14% for the full year.

“An increasing pace of remediation and pipeline permitting in our Environmental segment resulted in a 2% increase in NSR for the quarter and 5% for the full year. Strong project performance on fixed-price projects contributed to the segment’s 7% and 15% profit growth in the quarter and full year, respectively.

“Infrastructure NSR grew 8% in the fourth quarter and 6% for the year while segment profit was up 2% in the quarter and 1% for the year. State government clients are continuing to commit capital for transportation-related projects and we are making strategic hires to accommodate additional work on several large construction engineering projects.

Business Outlook

“TRC is well-positioned to deliver top-line growth and improve margins as we begin fiscal 2015. Our strategy is to grow through geographic expansion, enhanced technical capabilities, and increased investment in strategic markets. We are focused on markets in which we have a track record of success, including power generation, transmission and distribution, oil and gas, and transportation. Our sales and marketing programs emphasize TRC’s comprehensive capabilities across the entire project cycle. Aided by our strong balance sheet, we will also continue to pursue strategic acquisitions that expand our platform in key North American markets,” concluded Vincze.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

Conference Call Information

TRC will broadcast its financial results conference call today, September 10, 2014 at 9 a.m. ET. To listen to the live webcast and access the accompanying presentation slides, visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. A webcast replay will be available on the Company’s website for approximately one year.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter and StockTwits at @TRC_Companies and on LinkedIn.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the uncertainty of TRC’s operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Gross revenue	$125,675	$118,955	$475,677	$441,517
Less subcontractor costs and other direct reimbursable charges	31,183	32,066	120,721	121,114
Net service revenue	94,492	86,889	354,956	320,403
Interest income from contractual arrangements	26	53	52	239
Insurance recoverables and other income	261	789	17,874	4,514
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	77,194	69,849	312,108	268,545
General and administrative expenses	6,411	9,774	31,053	30,739
Provision for doubtful accounts	—	—	—	408
Depreciation and amortization	2,213	1,944	8,800	6,903
Total operating costs and expenses	85,818	81,567	351,961	306,595
Operating income	8,961	6,164	20,921	18,561
Interest expense	(17)	(67)	(169)	(337)
Income from operations before taxes	8,944	6,097	20,752	18,224
Federal and state income tax (provision) benefit	(3,912)	18,666	(8,742)	17,986
Net income	5,032	24,763	12,010	36,210
Net loss applicable to noncontrolling interest	5	16	41	65
Net income applicable to TRC Companies, Inc.	$5,037	$24,779	$12,051	$36,275

Basic earnings per common share	$0.17	$0.85	$0.41	$1.26
Diluted earnings per common share	$0.17	$0.83	$0.40	$1.23

Weighted-average common shares outstanding:
Basic	29,725	29,031	29,594	28,843
Diluted	30,290	29,776	30,140	29,601

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$27,597	$18,136
Restricted cash	5,756	—
Accounts receivable, less allowance for doubtful accounts	116,937	109,320
Insurance recoverable - environmental remediation	42,062	26,305
Restricted investments	2,934	5,582
Deferred income tax assets	12,293	12,518
Income taxes refundable	1,021	1,444
Prepaid expenses and other current assets	12,441	12,045
Total current assets	221,041	185,350
Property and equipment:
Land and building	480	480
Equipment, furniture and fixtures	54,340	51,104
Leasehold improvements	5,420	5,421
	60,240	57,005
Less accumulated depreciation and amortization	(47,190)	(43,171)
Property and equipment, net	13,050	13,834
Goodwill	31,679	28,797
Investments in and advances to unconsolidated affiliates and construction joint ventures	112	113
Long-term deferred income tax assets	4,267	6,601
Long-term restricted investments	23,537	27,580
Long-term prepaid insurance	28,521	31,497
Other assets	13,378	13,992
Total assets	$335,585	$307,764
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$463	$4,745
Current portion of capital lease obligations	562	568
Accounts payable	32,663	32,238
Accrued compensation and benefits	36,586	34,040
Deferred revenue	14,503	20,094
Environmental remediation liabilities	138	291
Other accrued liabilities	47,310	31,737
Total current liabilities	132,225	123,713
Non-current liabilities:
Long-term debt, net of current portion	105	568
Capital lease obligations, net of current portion	167	789
Income taxes payable and deferred income tax liabilities	1,539	310
Deferred revenue	70,398	68,514
Environmental remediation liabilities	6,268	6,973
Total liabilities	210,702	200,867
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 29,752,934 and 29,749,452 shares issued and outstanding, respectively, at June 30, 2014, and 29,053,301 and 29,049,819 shares issued and outstanding, respectively, at June 30, 2013	2,975	2,905
Additional paid-in capital	187,748	181,874
Accumulated deficit	(65,354)	(77,405)
Accumulated other comprehensive loss	(77)	(109)
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	125,259	107,232
Noncontrolling interest	(376)	(335)
Total equity	124,883	106,897
Total liabilities and equity	$335,585	$307,764

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995